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                                                                     Exhibit 8.2

                             Dated: August 21, 2007

SUNTECH POWER HOLDINGS CO., LTD.
17-6 Changjiang South Road
New District, Wuxi
Jiangsu Province 214028
People's Republic of China

Ladies and Gentlemen:

     We are qualified lawyers of the People's Republic of China (the "PRC") and as such are qualified to issue this opinion on the laws of the PRC. We have acted as PRC counsel to Suntech Power Holdings Co., Ltd., a Cayman Islands exempted company incorporated with limited liability (the "Company"), in connection with the Registration Statement on Form F-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the registration by the Company of $500,000,000 aggregate principal amount of 0.25% convertible senior notes due 2012 (the "Securities") and ordinary shares, par value $0.01 per share, of the Company ("Ordinary Shares") underlying the American Depositary Shares into which the Securities are convertible, for resale by the holders of the Securities, pursuant to the Company's obligations under a registration rights agreement dated as of February 12, 2007 by and among the Company, UBS Securities LLC, Goldman Sachs (Asia) L.L.C. and ABN AMRO Bank N.V., Hong Kong Branch and N M Rothschild & Sons (Hong Kong) Limited, each trading as ABN AMRO Rothschild ("AAR") (collectively, the "Initial Purchasers'). The Securities were issued under an indenture (the "Indenture") dated as of February 12, 2007, between the Company and Wilmington Trust Company, as trustee and securities agent (the "Trustee").

     In delivering this opinion letter, we have reviewed and relied upon: (i) the Registration Statement, (ii) the Indenture, and (iii) a form of the Securities.

     In rendering the opinion described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates

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or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the transactions related to the issuance of the Securities will be consummated in accordance with the terms of the documents described herein.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption "Taxation--People's Republic of China Taxation" insofar as they purport to constitute summaries of matters of PRC tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

     This opinion is rendered on the basis of the PRC Laws (other than the laws of Hong Kong, Macao or Taiwan) effective as at the date hereof. We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein. We do not express any opinion herein concerning any law other than the tax law of PRC.

     We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the use of our name in the Registration Statement.

                                        Very truly yours,


                                        /s/ Grandall Legal Group
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                                        GRANDALL LEGAL GROUP (SHANGHAI)


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